SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ZiLOG, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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James M. Thorburn	ZiLOG, Inc.
Chairman of the Board of Directors	532 Race Street
San Jose, California 95126
www.ZiLOG.com

To our Stockholders:

I am pleased to invite you to attend the 2004 Annual Meeting of Stockholders of ZiLOG, Inc. to be held on Wednesday, May 26, 2004 at 9:30 a.m. PDT at 532 Race Street, San Jose, California 95126.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote by mailing a proxy card. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of the voting options.

Thank you for your ongoing support of and continued interest in ZiLOG.

Sincerely,

/s/ James M. Thorburn
James M. Thorburn
Chairman and Chief Executive Officer

ZiLOG, Inc.

532 Race Street

San Jose, California 95126

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2004

TIME:	9:30 a.m. PDT

PLACE:	532 Race Street, San Jose, California 95126

ITEMS OF BUSINESS:

•      To elect two (2) Group II directors for a 3-year term.

•      To approve the appointment of Ms. Robin A. Abrams and Mr. David G. Elkins as Group I directors to serve the remainder of a 3-year term expiring at our 2006 Annual Meeting.

•      To ratify the selection of KPMG LLP as our independent auditors for our fiscal year ending December 31, 2004.

•      To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

RECORD DATE:	Stockholders of record of ZiLOG at the close of business on April 15, 2004 are entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by mail. For specific instructions, please refer to the QUESTIONS AND ANSWERS beginning on page 1 of this Proxy Statement and the instructions on the proxy card.

By Order of the Board of Directors

By: /s/ Perry J. Grace
Perry J. Grace Secretary

San Jose, California

April 29, 2004

2004 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ZiLOG, Inc.

532 Race Street

San Jose, California 95126

PROXY STATEMENT

This Proxy Statement contains information relating to the Annual Meeting of Stockholders of ZiLOG, Inc., a Delaware corporation, to be held on Wednesday, May 26, 2004, beginning at 9:30 a.m. PDT at 532 Race Street, San Jose, California 95126, and at any adjournment of the Annual Meeting. The Proxy Statement and accompanying proxy card are first being mailed to stockholders on or about April 29, 2004.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting, including the following proposals:

•	the election of two (2) Group II directors for a 3-year term;

•	to approve the appointment of Ms. Robin A. Abrams and Mr. David G. Elkins as Group I directors to serve the remainder of a 3-year term expiring at our 2006 Annual Meeting; and

•	the ratification of the appointment of KPMG LLP as our independent auditors for our fiscal year ending December 31, 2004

In addition, our management will report on our performance during fiscal 2003 and respond to questions from stockholders.

What shares can I vote?

All shares of our common stock owned by you as of the close of business on the record date, April 15, 2004 may be voted by you. These shares include (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of common stock owned by you entitles you to cast one vote on each matter to be voted upon.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, EquiServe Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each item?” below.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY CARD AS DESCRIBED BELOW SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING. SHARES HELD BENEFICIALLY IN STREET NAME MAY BE VOTED IN PERSON BY YOU ONLY IF YOU OBTAIN A SIGNED PROXY CARD FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank or nominee.

You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct.

Can I change my vote after I submit my proxy?

Yes. Even after you have submitted your proxy, you may change your vote at any time prior to the close of voting at the Annual Meeting by filing with our Corporate Secretary at 532 Race Street, San Jose, California 95126 a notice of revocation or by submitting a duly executed proxy bearing a later date or it may be revoked by attending the meeting and voting in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank or nominee.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum, permitting the Annual Meeting to conduct its business. At the close of business on the record date, 16,795,917 shares of our common stock were issued and outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of a quorum.

What are our recommendations?

Unless you give other instructions via your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Nominating Committee to the Board of Directors and Audit Committee of the Board of Directors, as applicable. The recommendation of the applicable committee is set forth together with the description of each item in this Proxy Statement. In summary, the Nominating Committee of the Board of Directors recommends a vote:

•	“FOR” the election of each of our Group II nominees to the Board of Directors

•	“FOR” the approval of each of our interim Group I directors currently serving on the Board of Directors

The Audit Committee of the Board of Directors recommends a vote:

•	“FOR” the ratification of the appointment of KPMG LLP as our independent auditors for our fiscal year ending December 31, 2004

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote in accordance with their judgment on such matter.

What vote is required to approve each item?

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, and the director nominees who receive the greatest number of votes at the Annual Meeting (up to the number of directors to be elected) will be elected. Broker non-votes, if any, will not affect the outcome of the vote on the election of directors. The remaining proposals will require the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting. In determining whether these proposals received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal; broker non-votes will be disregarded and will have no effect on the outcome of the vote.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

How can I obtain an admission ticket for the meeting?

Two cut-out admission tickets are included on the back of this proxy statement. A limited number of tickets are available for additional joint owners. To request additional tickets, please contact Maria Santiago at our headquarters. Ms. Santiago may be contacted by telephone at (408) 558-8500 or by mail at 532 Race Street, San Jose, California 95126. If you forget to bring an admission ticket, you will be admitted to the meeting only if you are listed as a stockholder of record as of the close of business on April 15, 2004 and bring proof of identification. If you hold your shares through a stockbroker, bank or other nominee and fail to bring an admission ticket, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker, bank or nominee or a copy of a brokerage statement showing your share ownership as of April 15, 2004.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2004.

Who will count the votes?

A representative of EquiServe Trust Company N.A., our transfer agent, will tabulate the votes and act as the inspector of election.

Who will bear the cost of this solicitation?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also have hired the Altman Group to assist us in the distribution of proxy materials and the solicitation of votes. We will pay the Altman Group a fee of $5,000 plus expenses for these services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

May I propose actions for consideration at next year’s annual meeting of stockholders?

For a stockholder’s proposal to be included in our Proxy Statement for the 2005 Annual Meeting of Stockholders, the stockholder must follow the procedures of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the proposal must be received by our Corporate Secretary at 532 Race Street, San Jose, California 95126 not later than December 31, 2004. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered timely, our Bylaws require that such proposals must be submitted to our Corporate Secretary, not later than March 26, 2005 and not earlier than February 24, 2005, unless the Annual Meeting is called for a date earlier than April 26, 2005 or later than June 26, 2005, in which case such proposal must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Who are the current members of the Board of Directors and are they independent?

The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they serve, are identified below:

Director	Audit Committee	Nominating Committee	Compensation Committee
Robin A. Abrams*		*	*
Michael D. Burger
Joseph Colonnetta*	*	*	*
David G. Elkins*	*
Federico Faggin
Richard L. Sanquini*	*	*	*
James M. Thorburn

*	Committee member

NASD Listing Standards require disclosure of the independent directors.

Our Board of Directors has determined that each of Robin A. Abrams, Joseph Colonnetta, David G. Elkins, and Richard L. Sanquini meet the independence requirements of the NASD Listing Standards.

How often did the Board of Directors meet during fiscal 2003?

During the fiscal year ended December 31, 2003, the Board of Directors held eight (8) meetings. Each Board member attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively.

In addition, it is Company policy that each of our directors attend the Annual Meeting. All of our directors, then serving on the Board of Directors, were in attendance at the 2003 Annual Meeting.

How do stockholders communicate with the Board of Directors?

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board (including without limitation, the non-management directors as a group), any Board committee or any chair of any such committee by mail. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at ZiLOG, Inc., 532 Race Street, San Jose, California 95126.

All communications received as set forth in the preceding paragraph will be opened by the office of our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Does the Company have a Code of Ethics?

Yes. We have adopted a code of business conduct for all of our employees and directors, including our chief executive officer, chief financial officer, other executive officers and senior financial personnel. A copy of our

Business Ethics Policy along with our Senior Financial Officers Code of Ethics is available on our website at www.ZiLOG.com. We intend to post on our web site any material changes to, or waiver from our Senior Financial Officers Code of Ethics, if any, within five business days of such event.

What are the standing committees of the Board of Directors?

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee

The Audit Committee reviews our internal accounting procedures and considers and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The Audit Committee held three (3) meetings during the fiscal year ended December 31, 2003. During fiscal 2003 the Audit Committee was composed of Messrs. Colonnetta and Sanquini. Mr. Elkins joined the Audit Committee upon his appointment to the Board of Directors on March 10, 2004. The current members of the Audit Committee are Messrs. Colonnetta, Elkins and Sanquini, each of whom is an independent director under the NASD Listing Standards.

Our Board of Directors has determined that each of Mr. Colonnetta and Sanquini is qualified as an audit committee financial expert within the meaning of SEC regulations.

Compensation Committee

The Compensation Committee reviews and recommends to the Board of Directors certain salaries, benefits and stock option grants for employees, consultants, directors and other individuals compensated by us. The Compensation Committee also administers our stock option and other employee benefit plans. The Compensation Committee held five (5) meetings during the fiscal year ended December 31, 2003. During fiscal 2003 the Compensation Committee was composed of Messrs. Colonnetta and Sanquini. Ms. Abrams joined the Compensation Committee upon her appointment to the Board of Directors on March 10, 2004. The current members of the Compensation Committee are Messrs. Colonnetta and Sanquini and Ms. Abrams, each of whom is an independent director under the NASD Listing Standards.

Nominating Committee

The functions of the Nominating Committee include the following: identifying and recommending to the Board individuals qualified to serve as directors of the Company; and recommending to the Board directors to serve on committees of the Board. The Nominating Committee is governed by a charter, a current copy of which is available on our website at www.ZiLOG.com.

During fiscal 2003 the Nominating Committee was composed of Messrs. Colonnetta and Sanquini. Ms. Abrams joined the Nominating Committee upon her appointment to the Board of Directors on March 10, 2004. The current members of the Nominating Committee are Messrs. Colonnetta and Sanquini and Ms. Abrams, each of whom is an independent director under the NASD Listing Standards. The Nominating Committee did not meet during 2003.

The Nominating Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information: the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership and the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at ZiLOG, Inc., 532 Race Street, San Jose, California 95126 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company.

The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board—for example, retirement as a CEO or CFO of a public company or exiting government or military service. The Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation currently authorizes no fewer than five and no more than nine directors. Our Board of Directors is currently comprised of seven directors. Our Certificate of Incorporation divides the Board of Directors into three classes—Group I, Group II and Group III—with members of each class serving staggered three-year terms. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term and until their successors are duly elected and qualified. The Group II directors, along with the Interim Directors named herein, will stand for reelection or election at the Annual Meeting. The Group III directors will stand for reelection or election at the 2005 annual meeting and the Group I directors will stand for reelection or election at the 2006 annual meeting. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holders may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The names of the nominees for election as Group II directors and Interim Group I directors subject to election at the Annual Meeting and of the incumbent Group I and Group III directors, and certain information about them as of December 31, 2003, are set forth below:

Name	Age	Principal Occupation/Position Held With Us
Nominees for Group II directors:
Michael D. Burger	45	President and Director
Federico Faggin	62	Director

Interim Group I directors:
Robin A. Abrams	52	Director
David G. Elkins	62	Director

Incumbent Group I director:
Richard L. Sanquini	69	Director

Incumbent Group III directors:
Joseph Colonnetta	42	Director
James M. Thorburn	48	Chairman, Chief Executive Officer and Director

Nominees for Group II Directors

Michael D. Burger was appointed President and a director in January 2002. Between March 2001 and March 2002, Mr. Burger served as Executive Vice President and General Manager of our Connecting Technology Business Unit. Mr. Burger joined ZiLOG in November 1998 as Senior Vice President of Worldwide Sales. From December 1997 to October 1998, Mr. Burger was Vice President of Worldwide Marketing and Sales at QuickLogic Corporation, a provider of semiconductor devices. Prior to QuickLogic, Mr. Burger was the Vice President and Managing Director for National Semiconductor Asia based in Hong Kong. Mr. Burger holds a Bachelor of Science degree in Electrical Engineering from New Mexico State University. Mr. Burger is a graduate of Stanford’s Executive Management Program. Mr. Burger is a Group II director and subject to re-election in 2004.

Federico Faggin was appointed as a director upon effectiveness of our plan of reorganization on May 13, 2002. Mr. Faggin has served as Chief Executive Officer of Foveon, Inc., a developer of digital photography technology, since August 2003. Mr. Faggin co-founded Synaptics, a developer of custom-designed user interface solutions, and has served as the Chairman of the Board of Synaptics since January 1999. Mr. Faggin served as a director and the President and Chief Executive Officer of Synaptics from March 1987 to January 1999. Mr. Faggin also co-founded Cygnet Technologies, Inc. in 1982 and ZiLOG, Inc. in 1974. Mr. Faggin served as

Department Manager in Research and Development at Intel Corporation from 1970 to 1974 and led the design and development of the world’s first microprocessor and more than 25 other integrated circuits. In 1968, Mr. Faggin was employed by Fairchild Semiconductor, led the development of the original MOS Silicon Gate Technology and designed the world’s first commercial integrated circuit to use such technology. Mr. Faggin is also a director of Integrated Device Technology, Inc., a publicly-traded producer of integrated circuits; Avanex Corp., a publicly-traded producer of fiber optic-based products, known as photonic processors; Foveon, Inc., a privately-held company; and Blue Arc Corporation, a privately-held company. Mr. Faggin is the recipient of many honors and awards, including the 1988 International Marconi Fellowship Award, the 1994 IEEE W. Wallace McDowell Award, and the 1997 Kyoto Prize. In addition, in 1996, Mr. Faggin was inducted into the National Inventor’s Hall of Fame for the co-invention of the microprocessor. Mr. Faggin holds a doctorate in physics, summa cum laude, from the University of Padua, Italy. Mr. Faggin also holds an honorary doctorate degree in computer science from the University of Milan, Italy. Mr. Faggin is a Group II director, subject to re-election in 2004.

Interim Group I Directors

On February 12, 2004, our shareholders approved an amendment to our Certificate of Incorporation increasing the maximum permissible size of our Board of Directors to 9 directorships. On March 10, 2004, our Board of Directors expanded the size of our board from 5 to 7 directorships and appointed the following individuals to fill the two resulting vacancies.

Robin A. Abrams is currently President of Connection to eBay, a company that provides strategy, management and customer service. Ms. Abrams served as a consultant for Connection to eBay from May 2003 to September 2003. Ms. Abrams acted as President and Chief Executive Officer of BlueKite, a provider of bandwidth and optimization software for wireless operators, from May 2001 through January 2003. From July 1999 to March 2003, Ms. Abrams served as Chief Operating Officer of Ventro Corporation, a service provider of business-to-business marketplaces. Ms. Abrams served as the President of Palm Computing Inc. and a Senior Vice President of 3Com Corporation from February 1999 to June 1999. Ms. Abrams served as the President of VeriFone Inc., a secure payment systems company and a subsidiary of Hewlett-Packard, from March 1998 to February 1999, and as the Vice President of the Americas of VeriFone from February 1997 to March 1998. From June 1996 to February 1997, Ms. Abrams was the Senior Vice President of Apple Computer, Inc. and the President of Apple Americas, and from December 1994 to June 1996, Ms. Abrams served as the Vice President and General Manager of Apple Asia. Ms. Abrams holds a B.S. in political science and history and a J.D. from the University of Nebraska.

David G. Elkins retired as President and Co-CEO of Sterling Chemicals, Inc., a chemicals producing company with manufacturing facilities in the U.S. and Canada. Sterling Chemicals commenced voluntary reorganization proceedings under Chapter 11 of the Bankruptcy Code in July 2001 and emerged in December 2002. Prior to joining Sterling Chemicals in 1998, Mr. Elkins was a senior partner in the law firm of Andrews & Kurth L.L.P. where he specialized in corporate and business law, including mergers and acquisitions, securities law matters and corporate governance matters. Mr. Elkins serves as a non-employee director of The Houston Exploration Company, and Memorial Hermann Hospital System. He is also a business representative for a group of private investors in connection with certain real estate assets in Nevada and California. Mr. Elkins holds a J.D. degree from Southern Methodist University and a B.B.A. degree from The University of Texas at Arlington.

Each of Ms. Abrams and Mr. Elkins will serve as a director until a majority of the stockholders vote to accept or reject such nomination at the Annual Meeting. Upon election by the stockholders, each of Ms. Abrams and Mr. Elkins will serve for the remainder of their respective terms as Group I directors.

Incumbent Group I Director

Richard L. Sanquini was elected as a director in August 2002. Mr. Sanquini is currently a consultant for Synaptics Incorporated, Foveon, Inc., National Semiconductor, and several privately held companies. From February 1999 to December 1999, Mr. Sanquini served as Senior Vice President and General Manager of the Consumer and Commercial Group of National Semiconductor; from April 1998 to December 1998, he served as Senior Vice President and General Manager of the Cyrix Group of National Semiconductor; from November 1997 to March 1998, he served as Senior Vice President and General Manager of the Personal Systems Group of National Semiconductor; from April 1996 to October 1997, he served as Senior Vice President and Chief Technology Officer of the Corporate Strategy, Business Development, and Intellectual Property Protection Group of National Semiconductor; and from December 1995 to March 1996, he served as Senior Vice President of the Business Development and Intellectual Property Protection Group of National Semiconductor. Prior to National Semiconductor, he was with RCA where he directed its memory and microprocessor businesses. Mr. Sanquini is also a director of Synaptics, Inc., LitePoint, Inc. and Chairman of the Board of Directors of Portal Player, Inc. Mr. Sanquini holds a Bachelor of Science degree in electrical engineering from the Milwaukee School of Engineering, Wisconsin. Mr. Sanquini is a Group I director, subject to re-election in 2006.

Incumbent Group III Directors

Joseph Colonnetta was appointed as a director by the informal committee of certain of the holders of our cancelled senior notes upon effectiveness and pursuant to the terms of our plan of reorganization on May 13, 2002. Mr. Colonnetta has served as a Principal of Hicks, Muse, Tate & Furst Incorporated, an investment company, since January 1999. From 1995 to 1998, Mr. Colonnetta served as a Managing Principal of a management affiliate of Hicks, Muse, Tate & Furst Incorporated. From 1994 to 1995, Mr. Colonnetta was an Operating Partner and Chief Executive Officer of Triangle FoodService and StarMark Foods. From 1989 to 1994, Mr. Colonnetta was the Chief Financing Officer of TRC, a company specializing in repositioning and growing food-related companies. Mr. Colonnetta is also a Director of Swift and Co., Home Interiors & Gifts, Grupo Minsa, Safeguard Systems and Talon Automotive, Inc. Mr. Colonnetta holds a Bachelor of Science degree in finance from the University of Houston. Mr. Colonnetta is a Group III director, subject to re-election in 2005.

James M. Thorburn was appointed Chief Executive Officer, Chairman of the Board, and a director in January 2002. Between March 2001 and January 2002, Mr. Thorburn was appointed as our acting Chief Executive Officer and President in connection with a consulting agreement between Mr. Thorburn and Texas Pacific Group, an affiliate of our former principal stockholder. From July 1999 to March 2001, Mr. Thorburn was Senior Vice President and Chief Operating Officer of ON Semiconductor. From May 1998 until August 1999, Mr. Thorburn served as our Senior Vice President and Chief Financial Officer. Prior to May 1998, Mr. Thorburn was the Vice President of Operations Finance at National Semiconductor. During his 17-year career at National Semiconductor, Mr. Thorburn held various executive positions. Mr. Thorburn holds a Bachelor of Science degree in Economics from the University of Glasgow, Scotland and is a qualified accountant with the Institute of Chartered Management Accountants. Mr. Thorburn is a Group III director, subject to re-election in 2005.

Vote Required

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, and the director nominees who receive the greatest number of votes at the Annual Meeting (up to the number of directors to be elected) will be elected. Broker non-votes, if any, will not affect the outcome of the vote on the election of directors.

THE NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE AND EACH

INTERIM DIRECTOR.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected KPMG LLP (“KPMG”) as our independent auditors for the fiscal year ending December 31, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG has audited our consolidated financial statements since 2001. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting is required for the ratification of the appointment of KPMG as our independent auditors for the fiscal year ending December 31, 2004. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against this proposal; broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Stockholder ratification of the selection of KPMG as our independent auditors is not required by our Bylaws or otherwise. However, the Audit Committee of the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

How many shares of common stock do our directors, executive officers, and largest stockholders own?

The following table sets forth certain information regarding the ownership of our common stock as of April 15, 2004, except that with respect to five percent shareholders the information is based on the most current publicly available information, by: (a) each director and nominee for director named in “Proposal 1—Election of Directors”; (b) each of the executive officers and individuals named in the Summary Compensation Table; (c) all of our executive officers and directors as a group; and (d) all those known by us to be beneficial owners of more than five percent of our common stock .

Unless otherwise indicated, the address of each beneficial owner listed below is c/o ZiLOG, Inc., 532 Race Street, San Jose, California 95126. The column labeled “Number of Shares Beneficially Owned “ in the table below includes the number of shares issuable upon the exercise of options that are exercisable within sixty (60) days of April 15, 2004. Asterisks represent beneficial ownership of less than 1% of our common stock.

	Shares Beneficially Owned
Beneficial Owner	Number of Shares		Percentage Ownership
Five Percent Shareholders
Capital Research and Management Company(2),(3)	2,660,000		15.8%
UBS Willow Management, L.L.C.(4),(5)	1,217,500		7.2%

Executive Officers and Directors
Robin A. Abrams	0		*
Michael D. Burger	220,000	(6)	1.3
Joseph Colonnetta	18,613		*
Bruce Diamond	49,583		*
David G. Elkins	0		*
Federico Faggin	136,403	(7)	*
Perry Grace	115,000	(8)	*
Richard L. Sanquini	17,228		*
James M. Thorburn	177,799	(9)	1.1%
All executive officers and directors, as a group, as of April 19, 2004 (9 persons)	734,626	(10)	4.3%

(1)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after April 15, 2004 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Percentage of beneficial ownership is based on 16,795,917 shares of our common stock outstanding as of April 15, 2004. Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)	333 South Hope Street—55th Floor, Los Angeles, CA 90071, Attn: Michael J. Downer.

(3)	Capital Research and Management Company acts as investment advisor, registered under Section 203 of the Investment Advisors Act, to each of the following record holders of the shares of common stock: (i) American High Income Trust, which owns 1,140,500 shares; (ii) The Bond Fund of America, which owns 879,000 shares; (iii) The Income Fund of America, which owns 455,000 shares; (iv) American Funds Insurance Series, High-Income Bond Fund, which owns 153,000 shares; and (v) American Funds Insurance Series, Bond Fund, which owns 32,500 shares. Capital Research and Management Company and the respective record holders may be deemed to have shared beneficial ownership of these shares. Each of these record holders is a mutual fund registered under the Investment Company Act of 1940.

(4)	c/o UBS Financial Services Inc., 1285 Avenue of the Americas, 18th Floor, New York, NY 10019.

(5)	UBS Willow Management, L.L.C. acts as investment advisor to UBS Willow Fund L.L.C., record holder of these shares of common stock. UBS Willow Fund, L.L.C., Bond Street Capital, L.L.C., UBS Willow Management, L.L.C., UBS Fund Advisor, L.L.C., PW Alternative Asset Management, Inc. and Sam S. Kim may be deemed to have shared beneficial ownership of 1,217,500 shares.

(6)	200,000 of these shares are subject to the Company’s right of repurchase upon termination of employment with the Company, which right lapses over time.

(7)	72,500 of these shares are subject to the Company’s right of repurchase upon termination of employment with the Company, which right lapses over time.

(8)	100,000 of these shares are restricted shares of common stock.

(9)	Includes fully-vested option to purchase 84,709 shares granted on April 24, 2003; 58,232 of these shares are subject to the Company’s right of repurchase upon termination of employment with the Company, which right lapses over time.

(10)	460,732 of these shares are subject to the Company’s right of repurchase upon termination of employment with the Company, which right lapses over time; includes 224,700 beneficially owned options.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

How are directors Compensated?

Effective January 1, 2004 each of our non-employee directors will receive, as compensation for his or her service as a director:

•	$45,000 per year, which may be paid, at the election of such director, in any combination of cash and shares of our common stock equal to $45,000 divided by the fair market value of a share of our common stock at the time of grant, which will vest quarterly over one year;

•	$1,000 for each meeting of the Board of Directors including telephonic meetings, which may be paid, at the election of such director, in any combination of cash or shares of our common stock equal to the amount of such cash fee divided by the fair market value of a share of our common stock at the time of grant;

•	a per diem fee of $1,000 per day spent on board or committee matters;

•	options to purchase 2,500 shares of our common stock on each anniversary of his or her appointment or election as a director, as the case may be, vesting over a four year period; and

•	options to purchase 10,000 shares of our common stock upon either of appointment or initial election as a director, as the case may be, vesting over a four year period.

All stock options granted to directors in 2003 had an exercise price of between $4.76 and $7.12 per share. All stock options described above will have an exercise price equal to the fair market value of a share of common stock at the time of grant. In fiscal 2003, each of our three non-employee directors received compensation valued at $30,000 for their first year of service on the Board of Directors, and $1,000 for each regularly scheduled meeting of the board of directors.

Compensation to the non-employee directors for their service as directors is not paid pursuant to consulting contracts. We have entered into a separate consulting arrangement with Federico Faggin pursuant to which Mr. Faggin will devote approximately 20% of his business time (i.e. one day per week) to providing services to us that may include strategy guidance, assistance with project roadmaps, management counseling and participation in customer and internal business reviews. As consideration for these consulting services, on May 15, 2002 our Board of Directors granted 72,500 restricted shares of common stock to Mr. Faggin, pursuant to our 2002 Omnibus Stock Incentive Plan, with respect to which the Company’s repurchase right lapses at the rate of  1/24th of the total shares per month, subject to Mr. Faggin’s continued provision of services.

Our employee directors currently do not receive any compensation for their service on our Board of Directors.

Who are our Executive Officers?

Name	Age	Position
Michael D. Burger	45	President & Director
Bruce Diamond	44	Executive Vice President and Chief Operating Officer
Perry J. Grace	47	Vice President and Chief Financial Officer
James M. Thorburn	48	Chairman and Chief Executive Officer

Michael D. Burger was appointed President and a director in January 2002. Between March 2001 and March 2002, Mr. Burger served as Executive Vice President and General Manager of our Connecting Technology Business Unit. Mr. Burger joined ZiLOG in November 1998 as Senior Vice President of Worldwide Sales. From December 1997 to October 1998, Mr. Burger was Vice President of Worldwide Marketing and Sales at QuickLogic Corporation, a provider of semiconductor devices. Prior to QuickLogic, Mr. Burger was the Vice President and Managing Director for National Semiconductor Asia based in Hong Kong. Mr. Burger holds a

Bachelor of Science degree in Electrical Engineering from New Mexico State University. Mr. Burger is a graduate of Stanford’s Executive Management Program. Mr. Burger is a Group II director and subject to re-election in 2004.

Bruce Diamond was appointed Executive Vice President and Chief Operating Officer in November 2002. From January 2001 to October 2002, Mr. Diamond served as President and Chief Operating Officer for Sipex, Inc., an analog semiconductor company. From October 1997 to December 2000, Mr. Diamond served as Sr. Vice President Operations for ANADIGICS, Inc., an RF-based semiconductor IC company. From June 1982 to October 1997, Mr. Diamond held various senior positions within National Semiconductor including engineering and operations positions. Mr. Diamond holds a Bachelor of Science degree in electrical engineering from the University of Illinois at Champaign-Urbana.

Perry J. Grace was appointed as our Vice President and Chief Financial Officer in July 2001. From June 1999 to January 2001, Mr. Grace served as Controller and then Vice President of Finance and Chief Financial Officer for Ramp Networks, an Internet security appliance provider acquired by Nokia in January 2001, for whom he assisted in the post-merger integration through May 2001. Prior to Ramp Networks, Mr. Grace was employed by National Semiconductor from 1987 to 1999, where he held several finance and controller positions, and by PriceWaterhouse from 1980 to 1987 in Melbourne, Australia, London, England, and San Jose, California, where he served as an audit manager. Mr. Grace holds a Bachelor of Science degree in Accounting, Business Law and Computer Science from Deakin University in Geelong, Australia, and was admitted to the Institute of Chartered Accountants in Australia in 1983.

James M. Thorburn was appointed Chief Executive Officer, Chairman of the Board, and a director in January 2002. Between March 2001 and January 2002, Mr. Thorburn was appointed as our acting Chief Executive Officer and President in connection with a consulting agreement between Mr. Thorburn and Texas Pacific Group, an affiliate of our former principal stockholder. From July 1999 to March 2001, Mr. Thorburn was Senior Vice President and Chief Operating Officer of ON Semiconductor. From May 1998 until August 1999, Mr. Thorburn served as our Senior Vice President and Chief Financial Officer. Prior to May 1998, Mr. Thorburn was the Vice President of Operations Finance at National Semiconductor. During his 17-year career at National Semiconductor, Mr. Thorburn held various executive positions. Mr. Thorburn holds a Bachelor of Science degree in Economics from the University of Glasgow, Scotland and is a qualified accountant with the Institute of Chartered Management Accountants. Mr. Thorburn is a Group III director, subject to re-election in 2005.

Employment Contracts, Termination of Employment and Change-In-Control Arrangements

Chief Executive Officer

In connection with our plan of reorganization, we entered into a two-year employment agreement, dated January 7, 2002, with our Chief Executive Officer and Chairman, James M. Thorburn, that expires on May 13, 2004. This agreement provides that Mr. Thorburn: (1) will be employed as our Chairman and Chief Executive Officer and will be paid an annual base salary of $800,000; (2) will be eligible to earn an annual incentive payment in an amount between 25% and 200% of his annual base salary based on set thresholds of our annual EBITDA; (3) on the effective date of the plan of reorganization, would be eligible to receive up to 4% of the shares of our common stock in options and restricted stock; and (4) would receive a signing bonus of $650,000 upon the fulfillment of certain conditions. These conditions were met as of February 28, 2002 and the signing bonus was paid to Mr. Thorburn on March 8, 2002, and 88,232 shares of restricted stock were issued to him on May 13, 2002. The restricted stock award of May 13, 2003 was cancelled and replaced with an option to purchase 114,709 shares of common stock at an exercise price of $2.00. We still have an obligation to award Mr. Thorburn 88,232 shares of restricted stock on each of May 13, 2004 and May 13, 2005. In January 2003, an agreement was reached with Mr. Thorburn that it was in our best interests if his annual base salary were reduced to $675,000, and, upon our achieving net sales of at least $30 million in any quarter during the term of his contract, revert to $800,000 thereafter. Such thresholds were not met. In February 2003, we entered into a bonus agreement with Mr. Thorburn whereby we agreed to pay Mr. Thorburn half of his bonus for 2002, and Mr. Thorburn agreed to forego the other half of his bonus for 2002 if certain net sales thresholds were not met in 2003. Such thresholds were not met, but the Compensation Committee of the Board of Directors determined that in consideration of his services in 2003, Mr. Thorburn would be granted a bonus of $126,627. In January 2004, Mr. Thorburn agreed to reduce his annual base salary to $525,000. Mr. Thorburn also participates in the 2004 Executive Bonus Plan.

In connection with the grant of shares of restricted shares of common stock, we loaned Mr. Thorburn $241,911 to pay the income taxes due on the 88,232 shares granted on May 23, 2002 pursuant to a full-recourse promissory note which bears interests at 5.5% per annum. Mr. Thorburn pledged the 88,232 shares of restricted stock as collateral for this loan pursuant to a stock pledge agreement. We intended to loan Mr. Thorburn the funds to pay the income taxes due with respect to the grants of restricted stock, as we had done previously with other employees who had received grants of restricted stock. In July 2002, however, Congress enacted the Sarbanes-Oxley Act of 2002, which prohibits these loans. As a result of this development, Mr. Thorburn has waived certain terms of his employment agreement including canceling (i) the sale of 88,232 shares of restricted stock to which Mr. Thorburn would have been entitled under his employment agreement, which shares would have been fully vested upon grant and would have had a purchase price of $0.02 per share, (ii) provisions related to a target based bonus for fiscal 2003, and (iii) provisions related to base salary. We have granted in lieu thereof an immediately exercisable non-EBITDA-linked option to purchase 114,709 shares of common stock. The option expires on April 24, 2013, has an exercise price of $2.00 per share and otherwise has the same terms and conditions as other non-EBITDA-linked employee stock options.

Mr. Thorburn’s employment agreement automatically terminates on May 13, 2004. If we terminate Mr. Thorburn’s employment without cause or Mr. Thorburn resigns for good reason before then, we shall pay to Mr. Thorburn 180% of Mr. Thorburn’s annual base salary. For the purposes of his employment agreement, “cause” means one or more of the following: (i) Mr. Thorburn’s material breach of the agreement; (ii) Mr. Thorburn’s failure to reasonably and substantially perform his duties under the agreement; (iii) Mr. Thorburn’s willful misconduct or gross negligence which materially injures us; or (iv) Mr. Thorburn’s conviction or plea of nolo contendere to (A) a felony, or (B) another serious crime involving moral turpitude. Also for the purposes of his employment agreement, “good reason” means a material diminution in Mr. Thorburn’s duties and responsibilities as such duties and responsibilities are set forth in his employment agreement.

If Mr. Thorburn decides to terminate his employment with us, with or without good reason, within thirty days following a change of control and prior to May 13, 2004, we shall pay Mr. Thorburn the balance of his then current annual base salary for the remainder of the term of his employment agreement plus an amount equal to 80% of Mr. Thorburn’s then current base salary. In addition, we will accelerate the vesting on all stock, stock options and other stock awards held by Mr. Thorburn. Mr. Thorburn is also entitled to all rights and benefits for which he is eligible under the terms of our benefits and compensation plans which may be in effect from time to time, such as our 401(k) plan, four weeks of vacation each year and reimbursement of reasonable business expenses.

Other Named Executive Officers

We have entered into three-year employment agreements with two other named executive officers. Our employment agreement with Perry J. Grace was entered into on May 14, 2002. Our employment agreement with Michael D. Burger was entered into and was effective on May 14, 2002. Each of these employment agreements will continue for a term of three years and will be automatically renewed for additional terms of one year, unless we or the executive provides written notice of no less than six months prior to the end of the term of intent not to renew, and unless otherwise terminated as set forth below.

We also made loans to executive officers for an amount equal to the income taxes due on the restricted shares of common stock that we granted to them. Pursuant to full-recourse promissory notes, we loaned the following amounts to the following executive officers on June 14, 2002: $685,438 to Michael D. Burger and $274,175 to Perry J. Grace. Each of these loan recipients pledged their shares of restricted stock as collateral for these loans pursuant to stock pledge agreements. These loans are full recourse loans and bear interest at 5.5% per annum, which interest is payable annually by February 28 for the preceding period ending each December 31 during the term of the loans. All principal and accrued interest on these loans becomes due and payable to us on May 15, 2007. In the future, loans we make with respect to restricted stock, if any, will be made only to non-executive officer and non-director participants in compliance with the Sarbanes-Oxley Act of 2002.

As set forth in the following table, each employment agreement provides that the executive is entitled to an annual base salary, a bonus equal to a range of his annual base salary based on set thresholds of our annual adjusted EBITDA, and a specified number of shares of restricted stock and EBITDA-linked stock option grants under our 2002 Omnibus Stock Incentive Plan. Also as set forth in the table, in June 2002, each executive received a loan from us for an amount equal to the income taxes due on shares of restricted shares of common stock granted to them pursuant to a full-recourse promissory note. The executives, in turn, pledged the shares of restricted stock as collateral for this loan pursuant to a stock pledge agreement.

Employment Agreement Summary

Name	Annual Salary		Annual Bonus(1)	Restricted Stock	Options	Loan
Michael D. Burger	$400,000	(2)	0 / 25 / 75	250,000	60,000	$685,438
Perry J. Grace	$225,000		0 / 20 / 60	100,000	45,000	$274,175

(1)	Annual bonus expressed as a percentage of annual salary in the event that the company reaches adjusted EBITDA milestones for the relevant year of: less than $18 million / $18 million / $34 million or higher. For purposes of illustration, if the company has $20 million of annual adjusted EBITDA (as defined in the plan), Mr. Grace will earn 20% of his annual salary, or $45,000, as a bonus. These percentages and milestones apply for each of the first two years of the agreement term; after the first two years, the milestones will be set by the board.

(2)	In January 2004, Mr. Burger agreed to reduce his annual base salary to $385,000.

Each employment agreement also provides to the executive all rights and benefits for which he is eligible under the terms of benefits and compensation plans which may be in effect from time to time, such as our 401(k) plan, four weeks of vacation each year, and reimbursement of reasonable business expenses.

In addition, if we terminate the executive’s employment for cause or as a result of his death or disability, on the date of termination, such executive’s salary and benefits will cease and all stock options and other stock awards held by such executive will cease vesting and will be exercisable only pursuant to the terms of the applicable stock option plans and agreements.

In the event that we terminate one of these executive’s employment without cause, or such executive resigns at any time for good reason, we will be obligated to pay such executive an amount equal to 100% of his annual base salary. For the purposes of these employment agreements, “cause” means one or more of the following: (i) the executive’s material breach of his agreement; (ii) the executive’s failure to reasonably and substantially perform his duties under his employment agreement; (iii) the executive’s willful misconduct or gross negligence which materially injures us; (iv) the executive’s conviction or plea of nolo contendere to (A) a felony or (B) another serious crime involving moral turpitude. Also for purposes of these agreements, “good reason” means a material diminution in such executive’s duties and responsibilities as such duties and responsibilities are set forth in his employment agreement.

In the event that one of these executives terminates his employment with us, with or without good reason, within 30 days following a change in control, we will be obligated to pay such executive an amount equal to his then-current annual base salary. In addition, we will accelerate the vesting on all stock, stock options and other stock awards held by the executive.

In February 2003, we entered into bonus agreements with each of Michael Burger and Perry Grace, pursuant to which we agreed to pay the particular executive half of his bonus for 2002, and the executive agreed to forego the other half of his bonus for 2002 if certain net sales thresholds were not met in 2003. Such thresholds were not met, but the Compensation Committee of the Board of Directors determined that in consideration of their services in 2003, Messrs. Burger and Grace would be granted bonuses of $58,901 and $26,505, respectively.

Messrs. Burger, Diamond and Grace participate in the 2004 Executive Bonus Plan.

2004 ZiLOG Incentive Plan

On January 22, 2004, we adopted the 2004 ZiLOG Incentive Plan, which provides for the payment of cash bonuses to each of Messrs. Burger, Diamond, Grace and Thorburn upon the achievement of certain pre-established performance goals based on our performance in 2004: adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), revenue, design wins, design opportunities and the percentage of new products that are released on time. Bonuses are set at 50% of the executive’s salary if the “100% pre-established target” is achieved, and range from 25% to 200% of the executive’s salary depending on the level of achievement of the goals. No bonus will be paid under the plan if the “50% pre-established target” is not achieved.

Executive Compensation

The following table sets forth the compensation earned by our Chief Executive Officer and the three other most highly compensated executive officers who were serving as executive officers as of December 31, 2003 and who earned salary and bonus in excess of $100,000 in 2003, (collectively, the “Named Executive Officers”):

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus		Restricted Stock Awards(1)	Securities Underlying Options/ SARs(#)	All Other Compensation(2)
James M. Thorburn	2003	$688,931	$126,927		$—	114,709	$3,000
Chairman and Chief	2002	769,235	800,730	(3)	485,279	104,570	3,000
Executive Officer	2001	574,000	—		—	—	8,743	(4)

Michael D. Burger	2003	400,000	61,701		—	—	—
President and Director	2002	386,539	296,950	(5)	1,375,000	60,000	—
	2001	281,087	204,416		—	—	828	(4)

Bruce Diamond(6)	2003	281,538	300		—	175,000	—
Executive Vice President	2002	40,385	—		—	—	—
and Chief Operating Officer	2001	—	—		—	—	—

Perry J. Grace(7)	2003	213,750	28,211		—	—	—
Vice President, Chief	2002	225,000	99,378	(5)	550,000	45,000	—
Financial Officer & Secretary	2001	88,702	95,950	(8)	—	—	—

(1)

Represents gain on purchase of restricted stock, which is calculated as the excess of fair market value over the purchase price. During 2003, the Named Executive Officers were not granted any shares of restricted stock. In 2002, Mr. Thorburn was granted 88,232 shares of restricted stock; Mr. Burger was granted 250,000 shares of restricted stock and Mr. Grace was granted 100,000 shares of restricted stock. With the exception of Mr. Thorburn’s grant of restricted stock, each grant made in 2002 was 25% vested on the grant date, and vests an additional 25% on each of the following three anniversaries of the grant date. Mr. Thorburn’s grant was fully vested on the grant date. As of December 31, 2003, the Named Executive Officers held the following number of shares of restricted stock: Mr. Thorburn, 88,232; Mr. Burger, 200,000; and Mr. Grace, 100,000. The value of restricted stock held by the Named Executive Officers (calculated as the fair market value of the shares on December 31, 2003 net of the purchase price) as of December 31, 2003 was as follows: Mr. Thorburn, $915,853; Mr. Burger, $2,076,000; and Mr. Grace, $1,038,000. Holders of restricted stock are entitled to receive dividends thereon, although we do not currently intend to issue any dividends.

(2)	Unless otherwise indicated, amounts represent our matching contributions to the 401(k) plan.

(3)	Includes a sign-on bonus of $650,000.

(4)	Represents Deferred Compensation Plan distribution. Under our Deferred Compensation Plan, which was terminated in April 2001, participants could elect to defer up to a maximum of 100% of their salary and bonuses. At the end of each year, we credited matching and profit sharing contributions, if any, equal to (a) the amounts that we would have made under our 401(k) plan, taking into account the amounts deferred under this plan, but disregarding, for purposes of calculating our contributions, certain limitations on contributions prescribed by applicable tax law, minus (b) the amounts actually credited for the year as matching and profit sharing contributions under our 401(k) plan. Deferrals and contributions were credited to participants’ accounts and were deemed to earn investment gains or losses generally based on the investment vehicles that participants selected from among those chosen for this purpose by the committee administering the plan. When the plan was terminated in April 2001, participants’ accounts were distributed to them. Had the plan not been terminated, distributions would have been made pursuant to participants’ elections, upon termination of employment, attainment of a specified age or the later of the two, in the form of a lump sum or annual installments.

(5)	Includes retention bonuses of $225,000 for Mr. Burger and $67,500 for Mr. Grace.

(6)	Mr. Diamond commenced employment with us in November 2002.

(7)	Mr. Grace commenced employment with us in July 2001.

(8)	Represents a sign-on bonus of $55,000, and a quarterly incentive bonus of $40,950.

Aggregated Option Grants in Last Fiscal Year

The following table sets forth further information regarding option grants to each of our Named Executive Officers during 2003. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or “option spreads” that would exist for the options at the end of their respective ten-year terms; they do not reflect our estimation of future stock-price growth of the shares of our common stock. These gains are based on assumed rates of annual compound stock price, and appreciation of 5% and 10% from the date the option was granted to the end of the option terms.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Price Appreciation for Option Term
	Number of Securities Underlying Option/SARs Granted		Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date
James M. Thorburn	114,709	(1)	26.2%	$2.00	4/24/13	$517,977	$960,684
Bruce Diamond	140,000	(2)	32.0	6.40	1/16/13	563,490	1,427,993
Bruce Diamond	35,000	(3)	8.0	7.90	7/24/13	173,889	440,670

(1)	Option was fully vested and exercisable on date of grant.

(2)	Option becomes vested and exercisable as to 25% of the grant on the first anniversary of Mr. Diamond’s date of hire, and as to 1/48th of the grant each month thereafter for the subsequent 36 months.

(3)	Option becomes vested and exercisable as to 25% of the grant on the first anniversary of the grant date, and as to 1/48th of the grant each month thereafter for the subsequent 36 months.

Unless the options are assumed or equivalent awards or rights are substituted for, the unvested options shall become fully vested and exercisable as of the date of a change in control of our company, as defined in the applicable stock plan.

Aggregated Option Exercises in the Last Fiscal Year and Option Values at December 31, 2003

The following table provides information regarding the aggregate option exercises and fiscal year-end option values for each of our Named Executive Officers for the year ended December 31, 2003. Also reported are values of unexercised “in-the-money” options, which represent the positive spread between the respective exercise prices of outstanding stock options and the fair value of our common stock on December 31, 2003, which was determined by our Board of Directors to be $10.40 per share based on the closing price of our common stock quoted on the OTC Bulletin Board on that date (based on a post-reverse stock split basis).

Name	Acquired Shares on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-The-Money Options at Fiscal Year End($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James M. Thorburn	—	$—	149,565	69,713	$1,133,655	$340,202
Michael D. Burger	—	—	20,000	40,000	97,600	195,200
Bruce Diamond	—	—	37,916	137,083	151,666	495,834
Perry J. Grace	—	—	15,000	30,000	73,200	146,400

Limitation of Liability and Indemnification

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for breach of fiduciary duty of a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers, including our former directors and officers, to the fullest extent permitted by Delaware law including circumstances in which indemnification is otherwise discretionary. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status. Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and our controlling stockholders under the foregoing positions, or otherwise. We have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

We have also entered into agreements to indemnify our directors and executive officers to provide contractual indemnification in addition to the indemnification provided for in our Amended and Restated Certificate of Incorporation and Bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Our Bylaws also permit us to secure insurance on behalf of any officer or director, for any liability arising out of his or her actions. We have obtained liability insurance for our officers and directors and intend to obtain greater coverage.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our officers or employees. During 2003, none of our executive officers served as a member of a Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION1

Our executive compensation program presently is administered by the three-member Compensation Committee of the Board of Directors as described above, although the membership of the Compensation Committee as of December 31, 2003 consisted of the two directors signing this report. The actions of the Compensation Committee described herein were taken by the two members named herein. These Compensation Committee members are not our employees.

What are our policies regarding executive compensation?

Section 162 Policy:

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation.” Awards granted under the 2002 Omnibus Stock Incentive Plan and 2004 Omnibus Stock Incentive Plan are intended to constitute qualified performance-based compensation eligible for such exceptions, and we will continue to monitor the applicability of Section 162(m) to our ongoing compensation arrangements. We do not expect that amounts of compensation paid to our executive officers will fail to be deductible on account of Section 162(m).

The objectives of our executive compensation policies are to attract, retain and reward executive officers who contribute to our success, to align the financial interests of executive officers with our performance, to strengthen the relationship between executive pay and stockholder value, to motivate executive officers to achieve our business objectives and to reward individual performance. Our executive compensation package consists of three components: base salary and related benefits; cash bonus incentives; and equity-based compensation incentives.

The first component of our executive compensation package is base salary and related benefits. Each executive officer receives a base salary and benefits based on competitive compensation information and his responsibilities and performance. The second component of our executive compensation package is an annual bonus equal to a range of his annual base salary based on set thresholds of our annual adjusted EBITDA. This arrangement provides each executive officer with the opportunity to earn a cash bonus according to the extent to which the Company meets performance criteria. The third component of our executive compensation package is stock options, which we believe are becoming increasingly important as an incentive tool designed to more closely align the interests of our executive officers with the long-term interests of our stockholders and to encourage our executive officers to remain with us. Generally, we grant stock options at fair market exercise prices, as determined at the time of grant.

Our stock option plans have been established to provide all our employees with an opportunity to share, along with our stockholders, in our long-term performance. Periodic grants of stock options are generally made annually to eligible employees, with additional grants being made to certain employees upon commencement of employment and, occasionally, following a significant change in job responsibilities, scope or title. Stock options granted under the plans shall be exerciseable at such time or times and subject to such terms and conditions, including the attainment of pre-established performance goals, as shall be determined by the Compensation Committee. In addition, a portion of the options granted to our executive officers are performance-based options. The Compensation Committee periodically considers the grant of stock-based compensation to all executive

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

officers. Such grants are made on the basis of a quantitative and qualitative analysis of individual performance, our financial performance, and the executive’s existing options.

Chief Executive Officer Compensation

Mr. Thorburns’s 2003 bonus and salary was based on the two-year employment agreement, dated January 7, 2002, as described in the Proxy Statement. This employment agreement was entered into in connection with our plan of reorganization, and we believe the agreement reflects Mr. Thorburn’s industry experience, competitive salary information and current market conditions. The amount of Mr. Thorburn’s total compensation was based on our 2003 results and his individual performance with respect to meeting previously established performance objectives.

For fiscal 2003, pursuant to the terms of his employment agreement, Mr. Thorburn was eligible to earn a base salary of $800,000; an annual incentive payment in an amount between 25% and 200% of his annual base salary based on set thresholds of our annual EBITDA; and was entitled to receive a restricted stock award of 88,232 shares.

Mr. Thorburn has waived certain terms of his employment agreement including canceling (i) the sale of 88,232 shares of restricted stock to which Mr. Thorburn would have been entitled under his employment agreement, which shares would have been fully vested upon grant and would have had a purchase price of $0.02 per share, (ii) provisions related to a target based bonus for fiscal 2003, and (iii) provisions related to base salary. In lieu thereof, we have granted an immediately exercisable non-EBITDA-linked option to purchase 114,709 shares of common stock. The option expires on April 24, 2013, has an exercise price of $2.00 per share and otherwise has the same terms and conditions as other non-EBITDA-linked employee stock options.

In January 2003, an agreement was reached with Mr. Thorburn that it was in our best interests if his annual base salary were reduced to $675,000, and, upon our achieving net sales of at least $30 million in any quarter during the term of his contract, revert to $800,000 thereafter. Such thresholds were not met. In February 2003, we entered into a bonus agreement with Mr. Thorburn whereby we agreed to pay Mr. Thorburn half of his bonus for 2002, and Mr. Thorburn agreed to forego the other half of his bonus for 2002 if certain net sales thresholds were not met in 2003. Such thresholds were not met, but the Compensation Committee of the Board of Directors determined that in consideration of his services in 2003, Mr. Thorburn would be granted a bonus of $126,627. In January 2004, Mr. Thorburn agreed to reduce his annual base salary to $525,000. Mr. Thorburn also participates in the 2004 Executive Bonus Plan.

Compensation Committee

Joseph Colonnetta

Richard Sanquini

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee is comprised of three (3) outside directors, all of whom are independent under Rule 4200(a)(14) of the National Association of Securities Dealers’ (“NASD”) listing standards, although the membership of the Audit Committee as of December 31, 2003 consisted of the two directors signing this report. The actions of the Audit Committee described herein were taken by the two members named herein. In fiscal 2003, the Board of Directors approved and adopted a written charter, which sets forth the Audit Committee’s duties and responsibilities and reflects new SEC regulations and NASD rules. A copy of the charter is attached as Appendix A to this Proxy Statement.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2003 with management and with our independent auditors, KPMG. The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG their independence. The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining the auditor’s independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2003 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC.

Audit Committee

Joseph Colonnetta

Richard L. Sanquini

AUDIT FEES AND PRE-APPROVAL POLICIES

The following table presents fees for professional services rendered by KPMG for the audit of our annual financial statements for fiscal 2003 and fiscal 2002 and fees billed for audit-related services, tax services and all other services rendered by KPMG for fiscal 2003 and fiscal 2002.

	2003	2002
Audit Fees	$231,576	$234,371
Audit-Related Fees	$393,000	$336,000
Total	$624,576	$570,371

Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements, except those not required by statute or regulation. Aggregate fees for audit services were $231,576 and $234,371 during the years ended December 31, 2003 and 2002, respectively.

Audit-Related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations and due diligence in connection with the Company’s recently completed equity offering and consultations concerning financial accounting and reporting standards. Aggregate fees for audit-related services were $393,000 and $336,000 during the years ended December 31, 2003 and 2002, respectively.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services to which the Company management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent auditors will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. The Audit Committee will also designate a member to have the authority to pre-approve interim requests for additional non-audit services that were not contained in the annual pre-approval request. Such member shall approve or reject any interim non-audit service requests and report any interim service pre-approvals at the following Audit Committee meeting.

PERFORMANCE MEASUREMENT COMPARISON

The following graph shows the change in our cumulative total stockholder return for the period from June 20, 2003, the date we became a public reporting company, until the end of fiscal 2003, based upon the market price of our common stock, compared with: (i) the cumulative total return on the Nasdaq Stock Market U.S. Companies Index and (ii) the Philadelphia Stock Exchange Semiconductor Sector Index. The graph assumes a total initial investment of $100 as of June 20, 2003, and shows a “Total Return” that assumes reinvestment of dividends, if any, and is based on market capitalization at the beginning of each period. The performance on the following graph is not necessarily indicative of future stock price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT

Measurement Point	ZiLOG	Nasdaq Market Index	Philadelphia Stock Exchange Semiconductor Index
June 20, 2003	$100.00	$100.00	$100.00
December 31, 2003	$173.33	$123.45	$141.27

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2003, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than:

•	compensation arrangements, which are described above; and

•	the transactions described below.

In February 2003, we entered into bonus agreements with Mr. Jochnowitz, who at that time was a named executive officer of the Company but is no longer employed by us, pursuant to which we agreed to pay him half of his bonus for 2002, and he agreed to forego the other half of his bonus for 2002 if certain net sales thresholds were not met in 2003. Such bonus was paid in 2003.

On May 30, 2003, we repurchased 50,000 shares of common stock from our President, Michael D. Burger, for a purchase price of $6.50 per share, which was the closing price on the Over-the-Counter Bulletin Board on the date of repurchase net of the repayment of certain loans to Mr. Burger that were secured against the restricted stock. The amount of debt repaid was $161,245 with interest accruing at a rate of 5.5% per year.

On May 15, 2002, we entered into a consulting arrangement with Federico Faggin, one of our directors, pursuant to which Mr. Faggin will devote approximately 20% of his business time (i.e. one day per week) to providing services to us that may include strategy guidance, assistance with project roadmaps, management counseling and participation in customer and internal business reviews. As consideration for these consulting services, our Board of Directors granted 72,500 restricted shares of common stock to Mr. Faggin, pursuant to our 2002 Omnibus Stock Incentive Plan, with respect to which the Company’s repurchase right lapses at the rate of 1/24th of the total shares per month, subject to Mr. Faggin’s continued provision of services.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

ADDITIONAL INFORMATION

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to multiple stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process of “householding” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to ZiLOG, Inc. c/o Investor Relations, 532 Race Street, San Jose, California 95126 or by calling Investor Relations at (408) 558-8500.

By Order of the Board of Directors

/s/ Perry J. Grace
Perry J. Grace
Secretary

April 29, 2004

A copy of our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2003 has been included within the package of materials sent to you as well as a copy of our 2003 Annual Report to Stockholders.

EXHIBIT A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

ZILOG, INC.

I. PURPOSE OF THE COMMITTEE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of ZiLOG, Inc. (the “Corporation”) is to oversee the accounting and financial reporting processes of the Corporation and its subsidiaries and the audits of the financial statements of the Corporation.

II. COMPOSITION OF THE COMMITTEE

The Committee shall consist of three or more directors, as determined from time to time by the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”), and any additional requirements that the Board deems appropriate.

No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee.

The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

Each member of the Committee must be able to read and understand fundamental financial statements, including the Corporation’s balance sheet, income statement and cash flow statement. In addition, at least one member of the Committee must be designated by the Board to be the “audit committee financial expert,” as defined by the Securities and Exchange Commission (“SEC”) pursuant to the Sarbanes-Oxley Act of 2002 (the “Act”).

III. MEETINGS OF THE COMMITTEE

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than once every fiscal quarter. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee should meet separately on a periodic basis with (i) management, (ii) the Chief Financial Officer and (iii) the Corporation’s independent auditors, in each case to discuss any matters that the Committee or any of the above persons or firms believe warrant Committee attention.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee shall maintain minutes of its meetings and records relating to those meetings.

IV. DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best address, react or respond to changing circumstances or conditions.

The following duties and responsibilities are within the authority of the Committee and the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, Nasdaq, or any other applicable regulatory authority:

Selection, Evaluation, and Oversight of the Auditors

(a) Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and each such registered public accounting firm must report directly to the Committee (the registered public accounting firm engaged for the purpose of preparing or issuing an audit report for inclusion in the Corporation’s Annual Report on Form 10-K is referred to herein as the “independent auditors”);

(b) Review and, in its sole discretion, approve in advance the Corporation’s independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Corporation and such independent auditors (which approval should be made after receiving input from the Corporation’s management, if desired). Approval of audit and permitted non-audit services will be made by the Committee or by one or more members of the Committee as shall be designated by the Committee/the chairperson of the Committee and the person(s) granting such approval shall report such approval to the Committee at the next scheduled meeting;

(c) Review the performance of the Corporation’s independent auditors, including the lead partner and reviewing partner of the independent auditors, and, in its sole discretion (subject, if applicable, to shareholder ratification), make decisions regarding the replacement or termination of the independent auditors when circumstances warrant;

(d) Evaluate the independence of the Corporation’s independent auditors by, among other things:

(i)	obtaining and reviewing from the Corporation’s independent auditors a formal written statement delineating all relationships between the independent auditors and the Corporation, consistent with Independence Standards Board Standard 1;

(ii)	actively engaging in a dialogue with the Corporation’s independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors;

(iii)	taking, or recommending that the Board take, appropriate action to oversee the independence of the Corporation’s independent auditors;

(iv)	monitoring compliance by the Corporation’s independent auditors with the audit partner rotation requirements contained in the Act and the rules and regulations promulgated by the SEC thereunder;

(v)	monitoring compliance by the Corporation of the employee conflict of interest requirements contained in the Act and the rules and regulations promulgated by the SEC thereunder; and

(vi)	engaging in a dialogue with the independent auditors to confirm that audit partner compensation is consistent with applicable SEC rules;

Oversight of Annual Audit and Quarterly Reviews

(e) Review and discuss with the independent auditors their annual audit plan, including the timing and scope of audit activities, and monitor such plan’s progress and results during the year;

(f) Review with management, the Corporation’s independent auditors and the Chief Financial Officer, the following information which is required to be reported by the independent auditor:

(i)	all critical accounting policies and practices to be used;

(ii)	all alternative treatments of financial information that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors;

(iii)	all other material written communications between the independent auditors and management, such as any management letter and any schedule of unadjusted differences; and

(iv)	any material financial arrangements of the Corporation which do not appear on the financial statements of the Corporation;

(g) Resolve all disagreements between the Corporation’s independent auditors and management regarding financial reporting;

Oversight of Financial Reporting Process and Internal Controls

(h) Review:

(i)	the adequacy and effectiveness of the Corporation’s accounting and internal control policies and procedures on a regular basis, including the responsibilities, budget, compensation and staffing of the Corporation’s internal audit function, through inquiry, discussions and periodic meetings with the Corporation’s independent auditors and management;

(ii)	the yearly report prepared by management, and attested to by the Corporation’s independent auditors, assessing the effectiveness of the Corporation’s internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in the Corporation’s Annual Report on Form 10-K; and

(iii)	the Committee’s level of involvement and interaction with the Corporation’s internal audit function, including the Committee’s line of authority and role in appointing and compensating employees in the internal audit function;

(i) Review with the chief executive officer, chief financial officer and independent auditors, periodically, the following:

(i)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information; and

(ii)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal control over financial reporting;

(j) Discuss guidelines and policies governing the process by which senior management of the Corporation and the relevant departments of the Corporation, including the internal auditing department, assess and manage the Corporation’s exposure to risk, as well as the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

(k) Review with management the progress and results of all internal audit projects, and, when deemed necessary or appropriate by the Committee, direct the Corporation’s chief executive officer to assign additional internal audit projects to the Chief Financial Officer;

(l) Receive periodic reports from the Corporation’s independent auditors and management of the Corporation’s internal auditing department to assess the impact on the Corporation of significant accounting or financial reporting developments that may have a bearing on the Corporation;

(m) Review and discuss with the independent auditors the results of the year-end audit of the Corporation, including any comments or recommendations of the Corporation’s independent auditors and, based on such review and discussions and on such other considerations as it determines appropriate, recommend to the Board whether the Corporation’s financial statements should be included in the Annual Report on Form 10-K;

(n) Establish and maintain free and open means of communication between and among the Committee, the Corporation’s independent auditors, the Corporation’s internal auditing department and management, including providing such parties with appropriate opportunities to meet separately and privately with the Committee on a periodic basis;

(o) Review the type and presentation of information to be included in the Corporation’s earnings press releases (especially the use of “pro forma” or “adjusted” information not prepared in compliance with generally accepted accounting principles), as well as financial information and earnings guidance provided by the Corporation to analysts and rating agencies (which review may be done generally (i.e., discussion of the types of information to be disclosed and type of presentations to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Corporation may provide earnings guidance);

Miscellaneous

(p) Establish and implement policies and procedures for the Committee’s review and approval or disapproval of all proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed by Item 404(a) of Regulation S-K);

(q) Meet periodically with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including (i) any matters that may have a material impact on the financial statements of the Corporation and (ii) any matters involving potential or ongoing material violations of law or breaches of fiduciary duty by the Corporation or any of its directors, officers, employees, or agents or breaches of fiduciary duty to the Corporation;

(r) Prepare the report required by the rules of the SEC to be included in the Corporation’s annual proxy statement;

(s) Review the Corporation’s policies relating to the ethical handling of conflicts of interest and review past or proposed transactions between the Corporation and members of management as well as policies and procedures with respect to officers’ expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Corporation’s independent auditors;

(t) Review and approve in advance any services provided by the Corporation’s independent auditors to the Corporation’s executive officers or members of their immediate family;

(u) Review the Corporation’s program to monitor compliance with the Corporation’s Code of Conduct, and meet periodically with the Corporation’s Compliance Committee to discuss compliance with the Code of Conduct;

(v) Establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

(w) Establish procedures for the receipt, retention and treatment of reports of evidence of a material violation made by attorneys appearing and practicing before the SEC in the representation of the Corporation or any of its subsidiaries, or reports made by the Corporation’s chief executive officer or general counsel in relation thereto;

(x) Secure independent expert advice to the extent the Committee determines it to be appropriate, including retaining, with or without Board approval, independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities, the cost of such independent expert advisors to be borne by the Corporation;

(y) Review and assess the adequacy of this Charter on an annual basis; and

(z) Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

V. INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Corporation’s expense, such independent counsel or other consultants or advisers as it deems necessary.

* * *

While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for preparing or certifying the financial statements, for planning or conducting the audit, or for determining whether the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Corporation, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Corporation from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee absent actual knowledge to the contrary.

Nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of the members of the Committee, except to the extent otherwise provided under applicable federal or state law.

* * *

[2074—ZILOG, INC.] [FILE NAME: ZZIL42.ELX] [VERSION—(5)] [04/22/04] [orig. 04/20/04]

DETACH HERE ZZIL42

PROXY

ZILOG, INC.

SOLICITED, WITH RESPECT TO PROPOSAL 1,

BY THE NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS, AND, WITH RESPECT TO PROPOSAL 2, BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2004 AT THE CORPORATE OFFICES

OF ZILOG, INC. 532 RACE STREET SAN JOSE, CA 95126

The undersigned stockholder hereby appoints James Thorburn and Perry Grace and each one of them, with power of substitution and revocation, the attorneys of the undersigned to vote all shares in the name of the undersigned on all matters set forth in the proxy statement and such other matters as may properly come before the Annual Meeting and all adjournments thereof.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given, shares will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2.

The Nominating Committee recommends a vote FOR Proposal 1 and the Audit Committee recommends a vote FOR Proposal 2.

SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE

ZILOG, INC.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

[2074—ZILOG, INC.] [FILE NAME: ZZIL41.ELX] [VERSION—(6)] [04/23/04] [orig. 04/20/04]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

ZZIL41

X Please mark votes as in this example. 2074

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

1. Election of Directors to serve until the 2007 annual meeting. Nominees: (01) Michael D. Burger, (02) Federico Faggin

Election of Interim Directors to serve until the 2006 annual meeting. Nominees: (03) Robin A. Abrams, (04) David G. Elkins

FOR ALL

WITHHELD

ALL

For all nominees except as written above

2. For ratification of the selection of KPMG LLP as our independent auditors. FOR AGAINST ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature: Date: Signature: Date: